Filed Pursuant to Rule 433

Registration Nos.: 333-210906 and

333-210906-01

*PRICING DETAILS* $1.25BN Nissan Floorplan (NMOTR) 2017-C

Joint Leads: Mizuho (str.), BofAML, Lloyds, MUFG

Co-Managers: BNPP, Scotia, SMBC, TD

SERIES	AMT($MM)	WAL	M/F	EXP	LGL	BENCH	SPRD	YLD	CPN	$PX
2017-C	1,250	2.92	Aaa/AAA	10/20	10/22	1mL	+32	N/A	1mL+32	100.00000

Deal Summary:

* Bloomberg ticker: NMOTR 2017-C

* Registration: SEC Registered/Public

* Expected ratings: M/F

* ERISA Eligible: Yes

* Min Denoms: $25k x $1k

* EU Risk Retention compliant: Yes

* Delivery: DTC, Euroclear, Clearstream

* Settlement: 11/13/17

* First Payment: 12/15/17

* Timing: Priced

* Bill and Deliver: Mizuho

Available Information:

* Preliminary Prospectus and FWP (Attached)

* Intex CDI file (Attached)

* Intexnet Dealname: XNMOT17C, Password: XY2B

* Roadshow: www.netroadshow.com, Entry Code:nmotr17

CUSIP: 65474V AP6

ISIN: US65474VAP67

The issuer has filed a registration statement (including a Prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: Mizuho toll free #: 866-271-7403